Exhibit 99.1
NEWS RELEASE
U.S. DISTRICT COURT FOR NORTHERN CALIFORNIA STAYS RAMBUS CASE AGAINST MEMORY MANUFACTURERS
Hynix I case will move forward to final judgment
LOS ALTOS, Calif. — February 3, 2009 — Rambus Inc. (NASDAQ: RMBS) today announced that the U.S. District Court for the Northern District of California stayed the coordinated cases involving memory manufacturers Hynix, Micron, Nanya, and Samsung, in view of a recent ruling from the Delaware District Court. In the Delaware case, the Court ruled that Rambus cannot enforce the patents in suit against Micron due to document spoliation. In an earlier case against Hynix (Hynix I), the California Court found that Rambus had not spoliated any evidence. Due to the conflicting opinions of these two courts, the California Court decided to stay further proceedings except for Hynix I. To prevent inconsistent outcomes, the Court will “expeditiously enter judgment in the Hynix I action so that the Federal Circuit can undertake a consolidated review of the spoliation question and bring some finality to the issue.”
In a separate ruling also issued today, the California Court denied Hynix’s motion for summary judgment based on the Delaware ruling. The Court further responded to Hynix’s request for reconsideration, saying “the court is not persuaded that its prior opinion is erroneous.”
“While we are disappointed with the stay of the coordinated cases, it is our expectation that the conflicting opinions of the district courts regarding document spoliation will go up together on appeal,” said Tom Lavelle, senior vice president and general counsel at Rambus. “We believe that our view will be vindicated.”
The coordinated cases before the Honorable Judge Whyte were filed by Rambus in 2005 alleging patent infringement related to memory products manufactured by Hynix, Nanya, Micron, and Samsung.
Rambus management will discuss these decisions during a special conference call on Wednesday, February 4, 2009 at 6:00 a.m. PST. The call will be webcast and can be accessed through the Rambus website. A replay will be available following the call on Rambus’ Investor Relations website or for one week at the following numbers: (888) 203-1112 or (719) 457-0820 with ID# 2471355.
Additional information on this and other cases can be found at ww.rambus.com/investor, under the Litigation Update section.
About Rambus Inc.
Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed memory architectures. Since its founding in 1990, the Company’s patented innovations, breakthrough technologies and renowned integration expertise have helped industry-leading chip and system companies bring superior products to market. Rambus’ innovations and solutions enable unprecedented performance in computing, communications, and consumer electronics applications. Rambus licenses both its world-class patent portfolio as well as a range of leadership and industry-standard memory solutions. Headquartered in Los Altos, California, Rambus has regional offices in North Carolina, India, Germany, Japan, and Taiwan. Additional information is available at www.rambus.com.
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Press Contact:
Linda Ashmore
Rambus Public Relations
(650) 947-5411
lashmore@rambus.com